Exhibit 99.1

Investor Relations Contact: Jane M. Elliott

770 829-8234 Voice

investor.relations@globalpay.com

Global Payments Completes Term Loan to Support Strategic Growth

ATLANTA, July 13, 2009 – Global Payments Inc. (NYSE: GPN), a leading provider of electronic transaction processing solutions, announced today the completion of a $300 million, three-year, unsecured term loan with a syndicate of financial institutions. Based on strong investor demand, the original requested loan amount of $150 million was increased to the present $300 million. The company structured the loan as a $230 million U.S. dollar tranche and a $70 million equivalent British Pounds Sterling tranche (£44 million in local currency) to better leverage cash flow generated by its operations in the United Kingdom. The term loan has a variable interest rate based on LIBOR plus applicable margin that varies with the company’s leverage position and expires in July 2012.

Global intends to use the proceeds to pay down its existing $350 million revolving credit facility which was used to pay for the $307.7 million acquisition of the remaining 49% ownership in the U.K. joint venture with HSBC.

“By paying off our revolving credit facility, this new loan creates substantial flexibility for us to continue to pursue additional strategic opportunities to drive long term growth,” said Global Payments’ Executive Vice President and Chief Financial Officer, David E. Mangum. “In addition, we are pleased by the high confidence level from our bank partners resulting in the substantial over-subscription of the term loan.”

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Global Payments Completes Term Loan

July 13, 2009

Global Payments Inc. (NYSE:GPN) is a leading provider of electronic transaction processing services for consumers, merchants, Independent Sales Organizations (ISOs), financial institutions, government agencies and multi-national corporations located throughout the United States, Canada, Latin America, Europe, and the Asia-Pacific region. Global Payments offers a comprehensive line of processing solutions for credit and debit cards, business-to-business purchasing cards, gift cards, electronic check conversion and check guarantee, verification and recovery including electronic check services, as well as terminal management. The company also provides consumer money transfer services from the United States and Europe to destinations in Latin America, Morocco, and the Philippines. For more information about the company and its services, visit www.globalpaymentsinc.com.

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